March 2, 2006

Dear Richard:

It is our understanding that you will terminate your employment with Nu Skin Enterprises effective June 9, 2006.

The following have been agreed to by Yourself and Nu Skin:

1.	By March 1, 2006 you will vacate the 9th floor office.

2.	Nu Skin will continue to employ you until June 9, 2006.

3.

Nu Skin will pay you a severance total of $200,000 minus the time employed from March 1, 2006 to June 9, 2006. A lump sum payment of $137,108 will be made to you after June 9, 2006 once Nu Skin receives a signed severance agreement.

4.	You will have 90 days after June 9, 2006 to exercise any vested stock options

5.

You will retain your cell phone and lap top computer. You will transfer the cell phone service to your personal account no later than one week from June 9, 2006. You will also allow removal from your lap top any software owned and licensed by Nu Skin by June 9, 2006.

6.	You will transfer your Big Planet e-mail account paid by the company to your personal account within two weeks after March 1, 2006.

7.	Between March 1, 2006 and June 9, 2006 you will be available to the company to assist with any transition needs.

8.	You will continue use of your current Nu Skin e-mail address during the March 1, 2006 to June 9, 2006 time period.

9.	You will have access to the employee store under the standing VP benefit arrangements until June 9, 2007.

10.	If you become employed by another company prior to June 9, 2006, all benefits will cease as of that date and a prorated severance amount for the period remaining until June 9, 2006 will be paid you.

If you have any questions please feel free to contact me.

Sincerely,

/s/ Ritch Wood
Ritch Wood
CFO Nu Skin Enterprises